PRWT SERVICES, INC

SHAREHOLDERS' AGREEMENT

SHAREHOLDERS' AGREEMENT, dated as of December 10, 2008 (the "*Agreement*"), by and among **PRWT SERVICES, INC**, a Pennsylvania corporation (the "*Corporation*"), **WILLIE F. JOHNSON, WILLIAM TURNER** and **FLETCHER H. WILEY**, and any other person who executes this Agreement as a Shareholder (collectively, as the "Shareholders," as more particularly defined herein).

RECITALS

Following a recent stock dividend and recent stock redemptions, the Shareholders listed in *Schedule A* to this Agreement own all of the issued and outstanding shares of the capital stock of the Corporation, each Shareholder owning the number of such shares set opposite his name on such schedule.

One or more of the Shareholders were parties to a Shareholders Agreement dated as of May 1993 by and among the Corporation and its shareholders (the "*Original Shareholders Agreement*"), a Co-Sale Agreement dated as of March 12, 2001 (the "*Co-Sale Agreement*"), and a Shareholders Agreement dated as of January1, 2008 (the "*First 2008 Shareholders Agreement*"), each of which contained restrictions and certain other provisions regarding the shareholdings of the Shareholders in the Corporation. The Original Shareholders Agreement was terminated by the Co-Sale Agreement, and the Co-Sale Agreement has terminated by its own terms. This Agreement amends and completely restates the First 2008 Shareholders Agreement.

The Shareholders and the Corporation believe that it is in their best interest to enter into this Shareholders Agreement for the purpose of providing for the continuity of management and policy of the Corporation, and to provide for the orderly disposition of their respective shareholdings in the Corporation upon the occurrence of certain events.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1. Definitions. In addition to terms defined elsewhere in this Agreement, as used herein, the following terms shall have the respective meanings set forth below:

"*Board*" shall mean the Board of Directors of the Corporation.

"*Earmarked Key-Man Insurance Proceeds*" shall mean insurance proceeds payable to the Corporation under one or more policies which the Corporation acquired on the life of a Shareholder for the purpose of funding the purchase of some or all of the Shares which are held by such Shareholder upon his death.

The "*Net Value*" of particular Shares shall mean (a) the Net Value Per Share of such Shares multiplied by (b) the number of such Shares.

"*Net Value Per Share*" shall mean the fair market value of a Share as determined in good faith by the Board (with such advice and assistance from the Corporation's regular independent public accountants and/or one or more other persons as the Board of Directors may seek), after application of any appropriate premium or discount reflecting (i) the relative proportion of such Share or Shares to the outstanding Shares of the Corporation, (ii) the voting power (if any) of such Share or Shares, and (iii) the lack of marketability of such Share or Shares.

"*Non-Voting Share*" or "*Non-Voting Shares*" shall mean one or more shares of Class B non-voting common stock of the Corporation.

"*Selling Shareholder*" shall have the meaning given such term in Section 3.1.

"*Shareholder*" shall mean each of the parties to this Agreement, other than the Corporation, and any other person, corporation, partnership, trust, estate or entity to whom or which any interest in a Share is transferred by a Shareholder which would entitle him or it to be entered as the holder of record of such Share on the books of the Corporation.

"*Share*" or "*Shares*" shall mean one or more of the shares of any class or series of the capital stock of the Corporation, any option, warrant or right to purchase or subscribe for any such share, and any security exchangeable for or convertible into any such share, which is now owned or hereafter acquired by a Shareholder (whether or not any such share is now authorized, issued or outstanding).

"*Transfer*" shall mean the transfer, assignment, sale, or other disposition of any interest in a Share, including (without limitation) any inter vivos or testamentary transfer, gift, sale, pledge or mortgage of any Share, or any transfer of a Share to or in connection with a voting trust, but shall not include the giving of a proxy with respect to a Share, whether or not coupled with an interest.

"*Transferee*" shall mean any person, corporation, trust, estate, or other entity to whom or which a Transfer of Shares is made by any Shareholder, whether or not such person or entity in already a Shareholder at the time of such Transfer.

"*Voting Share*" or "*Voting Shares*" shall mean one or more of the shares of Class A voting common stock of the Corporation.

ARTICLE 2. General Restrictions and Permitted Transfers of Shares.

2.1 General Restrictions. A Shareholder shall not make any Transfer of Shares except as provided in this Agreement. Notwithstanding any other provision of this Agreement, a Shareholder may not make any Transfer of Shares if, in the opinion of counsel for the Corporation, the Transfer would be in violation of the Securities Act of 1933, any rule or regulation thereunder, or of the securities laws of any State. A Transferee shall be bound by this Agreement with the same effect as though he or it were a subscribing party hereto, whether or not the Transferee has executed a copy of this Agreement or a joinder to this Agreement. Any Transfer otherwise permitted hereunder shall be permitted only on and subject to the express condition that the Transferee shall execute all documents necessary, in the reasonable judgment of the Corporation, to become a party to and to be bound by the terms of this Agreement, which may include a joinder to this Agreement.

2.2 Permitted Transfers. Notwithstanding any other provision of this Agreement, a Shareholder may make any of the following Transfers (each, a "*Permitted Transfer*") without restriction, except that the Transferee of any such Shares shall be bound by the provisions of this Agreement: (i) any Transfer to such Shareholder's spouse, children, grandchildren or parents; (ii) any Transfer to the Corporation or another Shareholder (including any such Transfer required or contemplated by this Agreement); and (iii) any Transfer to a trust, partnership, corporation or other entity (including a voting trust) established and controlled by the Shareholder or his designee of which the beneficiaries are such Shareholder's spouse, children, grandchildren, and/or parents.

2.3 Pledges. Notwithstanding any other provision of this Agreement to the contrary, a pledge by any Shareholder of any of his Shares will not be deemed a prohibited Transfer if (i) the pledge is for the sole purpose of enabling the Corporation to obtain credit, or (ii) the pledge is approved by Shareholders holding at least fifty percent (50%) of the outstanding Voting Shares, and the pledging Shareholder retains all rights incident to ownership of such pledged Shares (other than the right to dispose of such pledged Shares) until payment of the obligation for which the Shares are pledged as security.

2.4 Nonrecognition of Transfers Made in Violation of Agreement. The Corporation shall not recognize any Transfer or attempted Transfer in contravention of this Agreement. In particular, without limitation, the Corporation shall not be required (i) to transfer on its books any Shares which have been sold or transferred in violation of the provisions of this Agreement or (ii) to treat as the owner of the Shares, or otherwise to accord voting, dividend, or

liquidation rights to, any Transferee to whom or which the Shares have been transferred in contravention of this Agreement.

ARTICLE 3. Transfers to Third Parties.

3.1 Right of First Offer. (a) If a Shareholder (hereinafter referred to in this Article as the "*Selling Shareholder*") shall desire to Transfer any Shares other than as permitted by this Agreement, he shall promptly give written notice to the Corporation of the desired Transfer, stating the number of Shares he proposes to Transfer, the name and address of the proposed Transferee, and if the proposed Transfer would constitute a sale of such Shares, that he has received a bona fide offer to purchase the Shares, and the proposed purchase price of and manner of payment for such Shares. Such notice shall, by virtue of this Agreement, constitute an offer (the "*Offer*") by the Selling Shareholder to sell such Shares to the Corporation at the price and in the manner stated in the Offer. The Corporation shall have the right, but not the obligation, to purchase all or any lesser number of such Shares on the terms set forth in the Offer, or as the Corporation and the Selling Shareholder may otherwise agree, by giving written notice thereof to the Selling Shareholder within sixty (60) days after its receipt of the Offer.

(b) If the Corporation does not elect to purchase all of the Shares of the Selling Shareholder specified in the Offer as aforesaid, it shall immediately give written notice thereof to the other Shareholders (other than the Selling Shareholder and any Defaulting Shareholder) of the number of such Shares which it has elected not to purchase, and such other Shareholders have the right, but not the obligation, to purchase all or any lesser number of Shares specified in the Selling Shareholder's Offer, pro rata in accordance with their respective shareholdings in the Corporation (determined prior to their purchase of any such Shares), on the terms set forth in the Offer, by giving written notice thereof to the Selling Shareholder within thirty (30) days of such notice from the Corporation. If all of the Shares set forth in the Selling Shareholder's Offer that are not purchased by the Corporation are not subscribed for by the other Shareholders, they shall be successively reoffered to each of the Shareholders electing to purchase such Shares on the terms set forth in the immediately preceding sentence, except that written notice of acceptance of such reoffer shall be given to the Selling Shareholder within five (5) days thereof. The Corporation shall make such equitable adjustments as are necessary to prevent the creation of fractional Shares by reason of the proration of Shares under this Paragraph 3.1.

(c) The Corporation shall promptly notify the Selling Shareholder in writing of the completion of the offer, reoffer, and acceptance process described in Paragraph 3.1(b) above (the "*Completion Notice*"). If neither the Corporation nor the other Shareholders purchase all of the Shares of a Selling Shareholder specified in the Offer as aforesaid, the Selling Shareholder may Transfer any remaining Shares specified in his Offer, but only to the Transferee and only on the terms set forth in the Offer and only upon receipt by the Corporation of an executed counterpart of this Agreement signed by the Transferee. If such Transfer is not

completed (except for payment of any portion of the purchase price thereof which is deferred) within sixty (60) days from the date of the Completion Notice, the Selling Shareholder shall not make any Transfer of such Shares without reoffering them to the Corporation and the other Shareholders as provided in this Paragraph 3.1.

3.2 Non-Cash Consideration. If all or any portion of the consideration to be paid for Shares specified in an Offer given pursuant to this Article 3 shall be stated in terms other than cash, the price to be paid by the Corporation or Shareholders upon acceptance of such Offer shall be the amount of cash equal to the value of such consideration, or portion thereof, as determined by an independent investment banking or corporate finance firm selected by the Board, and no obligation to sell Shares pursuant to this Article 3 shall arise until such value shall have been so determined.

ARTICLE 4. Options to Purchase Shares of Defaulting Shareholder.

4.1 Right to Purchase from Defaulting Shareholder. The Corporation shall have the option to purchase all, but not less than all, of the Shares of a Defaulting Shareholder as provided in this Article 4. A Shareholder shall be a "*Defaulting Shareholder*" if any of the following events or conditions (hereinafter referred to as "*Events of Default*") shall have occurred with respect to such Shareholder and be continuing:

(a) If he is adjudged insolvent, bankrupt or incompetent, or if any of his Shares are levied upon and the levy is not dissolved or bonded within sixty (60) days, if a receiver, conservator or trustee is appointed for all or any portion of his assets, or if any bankruptcy, insolvency, reorganization or receivership proceeding is instituted by or against the Shareholder under any state or federal statute naming the Shareholder as debtor or relating to the composition or arrangement of his debts and such proceeding is not dismissed within sixty (60) days;

(b) If, whether or not he has ever been a director or officer of the Corporation, he (i) engages in any business, directly or indirectly, or is a shareholder, director, officer or employee of, or participant in, any corporation or business which is in fact competitive with the businesses of the Corporation or its subsidiaries as they are then conducted, or (ii) engages in any conduct which is demonstrably harmful to, or which has a material adverse effect upon, the Corporation or its subsidiaries.

(c) If an involuntary transfer of his Shares is made or attempted to be made (including, without limitation, an involuntary transfer initiated by a judgment creditor or a taxing authority, or in connection with divorce proceedings).

4.2 Time of Exercise of Option. (a) The option granted by Paragraph 4.1 shall commence with the beginning of the Event of Default giving rise thereto, and shall continue

for a period of one (1) year after the Corporation shall receive actual notice thereof or, in the case of an Event of Default described in Paragraph 4.1(b), so long as the Event of Default continues, whichever is longer.

(b) An option set forth in this Article 4 may be exercised by written notice to the Defaulting Shareholder prior to the expiration of the option period, but the failure or refusal by the Corporation to exercise, or its delay in exercising, any such option shall not constitute a waiver thereof so long as the Event of Default continues, or upon the occurrence or reoccurrence of any subsequent Event of Default.

4.3 <u>Purchase Price.</u> The price to be paid for Shares purchased pursuant to this Article 4 shall be the Net Value of such Shares at the time the option to purchase the Shares first arose.

ARTICLE 5. <u>Disposition of Shares upon Death or Termination of Employment.</u>

5.1 <u>Death of Shareholder.</u> (a) In the event of the death of a Shareholder, the Corporation shall have the option to purchase all (but not less than all) of the Shares held by the Shareholder at the time of his death, for a price equal to the Net Value of such Shares at the time of the Shareholder's death. Such option may be exercised by delivery of written notice of exercise by the Corporation to the executor or other personal representative of the estate of the deceased Shareholder any time within five (5) months after the death of the Shareholder.

(b) In the event of the death of a Shareholder, the executor or other personal representative of the estate of the deceased Shareholder shall have the option to require that the Corporation purchase some or all of the Shares held by the Shareholder at the time of such Shareholder's death, for a price equal to the Net Value of such Shares at the time of the Shareholder's death. Such option may be exercised by delivery of written notice of exercise by the executor or other personal representative of the estate of the deceased Shareholder to the Corporation any time within four (4) months after the death of the Shareholder.

(c) The purchase of the deceased Shareholder's Shares required by this Paragraph 5.1 shall be completed within six (6) months of the date of the Shareholder's death (except for the payment of any portion of the purchase price of the Shares which is deferred by agreement between the Corporation and the estate or personal representative of the deceased Shareholder or otherwise as provided herein), and all Earmarked Key-Man Insurance Proceeds payable to the Corporation by reason of the Shareholder's death, up to the amount of the purchase price of the Shares, shall be set aside and reserved by the Corporation solely for payment of the purchase price of the Shares. The obligation of the Corporation to pay the purchase price of the deceased Shareholder's Shares in full shall not be limited by the insufficiency of any life insurance proceeds payable to the Corporation upon the death of such Shareholder.

5.2. Termination of Employment. In the event that a Shareholder's employment by the Corporation is terminated for any reason (other than by reason of his death), whether by the Corporation or the Shareholder or by virtue of the Shareholder's retirement or disability, the Corporation shall have the option to purchase all (but not less than all) of the Shares held by the Shareholder on the date of termination of his employment by the Corporation, for a price equal to the Net Value of such Shares on such date. The purchase of the Shares pursuant to this Paragraph 5.2 shall be completed within four (4) months of the date of the Shareholder's termination of employment (except for the payment of any portion of the purchase price of the Shares which is deferred by agreement between the Corporation and the Shareholder or otherwise as provided herein). *Provided, however*, that this Section 5.2 shall not apply to William Turner or Fletcher H. Wiley.

ARTICLE 6. Insurance.

6.1 Key-Man Life Insurance. The Corporation may, at its own expense, purchase and maintain insurance on the life of any Shareholder for the purpose of carrying out its obligations or exercising its rights under this Agreement. Each Shareholder whose life is so insured shall provide all reasonable assistance and cooperation in obtaining and maintaining in force the policies insuring his life, but shall not be required to refrain from any lawful activity, including but not limited to flying in non-scheduled aircraft, or to pay any premium or other charge or expense in connection with such policies. The Shareholder whose life is insured shall have no interest in such policies of insurance, except as the purchaser thereof may elect to confer on such Shareholder, and except as provided in Paragraph 6.2 below.

6.2 Shareholder Option to Purchase Policy. If a Shareholder whose life is insured pursuant to this Article 6 sells all of his Shares during his lifetime, or if this Agreement terminates before his death, then such Shareholder shall have the right, within sixty (60) days after such event, to purchase the policy or policies on his life from the Corporation at a price equal to the interpolated terminal reserve of such policy, less any existing indebtedness charged against the policy, plus the prorated portion of the current premium thereon then unearned.

ARTICLE 7. Payment for Shares.

7.1 Payment Schedule. Except as set forth in Paragraph 7.2 below, whenever any Shares are purchased and sold under Articles 5 and 6 of this Agreement, payment of the purchase price for the Shares shall be made as the parties to the purchase and sale may agree or, if they shall fail to agree, the purchase price shall be paid in four (4) equal annual installments on the date of transfer of the Shares and on the first three (3) anniversaries of such date.

7.2 Earmarked Key-Man Insurance Proceeds. If any Shares are purchased upon the death of a Shareholder by the Corporation under Paragraph 5.1 of this Agreement, all Earmarked Key-Man Insurance Proceeds payable to the Corporation as a result of such death, up

to the amount of the purchase price of such Shares, shall be paid in full to the estate or personal representative of the deceased Shareholder on account of the purchase price within sixty (60) days of the receipt of such proceeds by the Corporation. If such insurance proceeds are insufficient to pay the full amount of the purchase price of the Shares, the balance of the purchase price shall be paid by the Corporation as set forth in Paragraph 7.1.

7.3 **Deferred Payments.** If the payment of any portion of the purchase price of Shares transferred under this Agreement is deferred, the deferred portion shall bear interest at the prime rate of interest in effect from time to time at the Corporation's principal commercial bank, and shall be evidenced by a promissory note in negotiable form. While any portion of the purchase price of Shares transferred under this Agreement shall remain unpaid, the number of such Shares which bear the same ratio to the total number of Shares purchased as the deferred portion of the purchase price bears to the total purchase price of the Shares shall be placed in escrow as security for the payment of such deferred portion. If the parties to the transaction are unable to agree on the terms of an escrow agreement, at the election of any of them, the form of escrow agreement shall be as determined by counsel for the Corporation.

ARTICLE 8. Drag-Along Right.

8.1. **Drag-Along Right.** If Shareholders who in the aggregate hold at least sixty-seven percent (67%) of the Corporation's outstanding Shares (the "*Sellers*") propose to transfer to a third party (a "*Third Party*"), in a sale consummated in a single transfer or a series of related transfers as part of a single transaction or group of related transactions, Shares representing in the aggregate at least sixty-seven percent (67%) of the then outstanding Shares (a "*Transfer*"), and provided that the Transfer is not a Permitted Transfer, then such Sellers shall have the right ("*Drag-Along Right*"), but not the obligation, to cause each of the other Shareholders ("*Other Shareholders*") to tender to the Third Party for purchase, at the same price per share and on the same terms and conditions as apply to such Sellers, a number of Shares held by such Other Shareholder equal to the total number of Shares held by such Other Shareholder multiplied by a fraction, the numerator of which is the number of Shares the Sellers themselves propose to Transfer to the Third Party, and the denominator of which is the aggregate number of Shares held by the Sellers. A determination by the Sellers to exercise the Drag-Along Right shall be made based upon a written consent executed by the Sellers holding at least sixty-seven percent (67%) of the Corporation's outstanding Shares.

8.2. **Drag-Along Notice.** If the Sellers elect to exercise their Drag-Along Right under this Article 8, the Sellers shall notify the Corporation and the Other Shareholders of such election in writing (the "*Drag-Along Notice*"). The Drag-Along Notice shall set forth (i) the name of the Third Party to which the Sellers propose to transfer Shares and the number of Shares proposed to be transferred, (ii) the address of the Third Party, (iii) the proposed amount and form of consideration, the terms and conditions of payment offered by the Third Party, and any other material terms pertaining to the Transfer ("*Third Party Terms*"), and (iv) that the Third Party has

been informed of the Drag-Along Rights provided for in this Article 8 and has agreed to purchase Shares in accordance with the terms hereof. The Drag-Along Notice shall provide for a period of at least thirty (30) days before settlement of the proposed Transfer.

8.3. Duties and Rights of Other Shareholders. Upon the giving of a Drag-Along Notice, each Other Shareholder shall be entitled and obligated to sell the number of Shares set forth therein to the Third Party on the Third Party Terms. Neither the Sellers nor any Other Shareholder shall be obligated to consummate the sale of any Shares if the Third Party does not purchase all Shares which the Shareholders are entitled to sell pursuant thereto.

ARTICLE 9. Tag-Along Rights (Co-Sale).

9.1. Tag-Along Rights. If one or more Shareholders (the "*Sellers*") propose to transfer to a Third Party which is not a Shareholder or an affiliate of a Shareholder, in a sale consummated in a single transfer or a series of related transfers as part of a single transaction or group of transactions, Shares representing fifty percent (50%) or more of the then outstanding Shares (a "*Transfer*"), and provided that the Transfer is not a Permitted Transfer, then each other Shareholder (a "*Tag-Along Shareholder*") shall have the right ("*Tag-Along Right*") to require the proposed purchaser(s) of such Shares to purchase from such Tag-Along Shareholder up to the number of whole Shares not to exceed the number derived by multiplying the total number of Shares to be purchased by the proposed purchaser(s) from the Sellers in such transaction(s) by a fraction, the numerator of which is the total number of Shares owned by such Tag-Along Shareholder, and the denominator of which is the total number of Shares owned by the Sellers and all participating Tag-Along Shareholders. Any Shares purchased from Tag-Along Shareholders pursuant to this Article 9 shall be paid for at the same price per share and upon the same terms and conditions as such proposed Transfer by the Sellers ("*Transfer Terms*").

9.2 Tag-Along Notice. The Sellers shall promptly notify the participating Tag-Along Shareholders in the event they propose to make a Transfer giving rise to Tag-Along Rights, and shall furnish the Tag-Along Shareholders with the Transfer Terms and a copy of any written offer or agreement pertaining thereto (the "*Tag-Along Notice*"). The Tag-Along Right may be exercised by any Tag-Along Shareholder by delivery of a written notice (the "*Tag-Along Acceptance*") to each Seller proposing to sell Shares within fifteen (15) days following such Tag-Along Shareholder's receipt of the Tag-Along Notice from the Sellers. The Tag-Along Acceptance shall state the number of Shares that such Tag-Along Shareholder proposes to include in such Transfer to the proposed purchaser (not to exceed the number determined in accordance with Paragraph 9.1 above).

9.3 Failure of Purchaser to Purchase Tag-Along Shares. In the event that the proposed purchaser does not purchase the specified number of Shares from each Tag-Along Shareholder on the Transfer Terms, then the Sellers shall not be permitted to sell any Shares to the proposed purchaser in the proposed Transfer.

ARTICLE 10. Subchapter S Corporation Provisions.

10.1. Consent to "S" Election. If the holders of at least sixty-seven percent (67%) of the outstanding Shares agree in writing that the Corporation should elect to become an "S" corporation for federal and state tax purposes, and thereafter provide each Shareholder with written notice of such agreement, each Shareholder shall provide to the Corporation, immediately upon the Corporation's request, such properly signed consents and other documents as, in the opinion of the Corporation, may be necessary or useful to perfecting and maintaining the Corporation's status as an "S" corporation, and each Shareholder covenants that he shall do nothing to interfere with the Corporation's maintaining its status as an "S" corporation.

10.2 Prohibited Transfers. So long as an election by the Corporation to be treated as an "S" corporation for federal and state income tax purposes is in effect, no Transfer shall be made or permitted if the Corporation would lose its status as an "S" corporation as a result of the Transfer under the then-applicable federal and state income tax statutes and regulations. The Corporation shall not (and shall not be compelled to) recognize any transfer to, or to issue any certificate representing any Shares to, any person who has not delivered to the Corporation a written consent to the treatment of the Corporation as an "S" corporation for any period during which an "S" election for the Corporation is in effect. During the period that the Corporation is an "S" corporation, the Corporation shall not (and shall not be compelled to) recognize any transfer to, or to issue any certificate representing any Stock to, any person the transfer to whom or to which in the opinion of the Corporation's counsel could disqualify the Corporation as an "S" corporation.

10.3 Termination of "S" Election. If the Corporation has an "S" election in effect, and if the holders of at least sixty-seven percent (67%) of the outstanding Shares agree in writing to terminate the Corporation's status as an "S" corporation, and thereafter provide each Shareholder with written notice of such determination, each Shareholder (if requested) shall execute consents to such revocation in the forms prescribed by the Internal Revenue Service, the Pennsylvania Department of Revenue, and any other applicable governmental entity, and shall deliver such consents to the Corporation within sixty (60) days after the delivery of the written notice of such agreement.

10.4 Inadvertent Terminations. In the event of a termination of the Corporation's "S" corporation status other than as a result of a shareholder agreement described in Paragraph 10.3 above, and if the Corporation or any Shareholder desires that the Corporation's status as an "S" corporation be continued, the Corporation and the Shareholders agree to use their best efforts to obtain a waiver of the terminating event on the grounds of inadvertency from the Internal Revenue Service. The Corporation and the Shareholders further agree to take such steps

and make such adjustments as may be required by the Internal Revenue Service pursuant to Sections 1362(f)(3) and (4) of the Internal Revenue Code of 1986, as amended (the "*Code*"). The Shareholder who caused the terminating event to occur shall bear the expense of procuring the waiver, including the legal, accounting and tax costs of taking such steps and of making such adjustments as may be required.

10.5 Tax Distributions. With respect to each taxable year of the Corporation for which the Corporation has an "S" election in effect and for which a Shareholder is obligated to report his share of the Corporation's taxable income, gains, deductions, losses, and other tax items, the Corporation shall make distributions to the Shareholders with respect to their Stock in amounts sufficient to provide to each Shareholder sufficient cash to pay his federal, state, and local income taxes with respect to his share of such tax items of the Corporation. Such distributions shall be made prior to the due dates for filing the Shareholders' tax returns for such year. *Provided*, however, that the Corporation shall be obligated to make such distributions only to the extent that the Corporation, in its reasonable discretion, is able to make such distributions without impairing its cash-flow requirements (including its need to maintain reserves for corporate purposes), and the Corporation shall not be required to borrow money to fund such distributions.

10.6 Closing of Books. For any taxable year during which an "S' election for the Corporation is in effect, each Shareholder agrees to consent to close the books of the Corporation pursuant to Section 1377(a)(2) of the Code whenever a Shareholder sells any or all of his Stock on a day other than the last day of the Corporation's fiscal year.

ARTICLE 11. Market Stand-Off.

11.1. Market Stand-Off. In connection with any underwritten public offering by the Corporation of its equity securities pursuant to an effective registration statement filed under the 1933 Act, including the Corporation's initial public offering, no Shareholder shall sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose or transfer for value or otherwise agree to engage in any of the foregoing transactions with respect to, any Shares without the prior written consent of the Corporation or its underwriters. In order to enforce such restriction (the "*Market Stand-Off*"), the Corporation may impose stop-transfer instructions with respect to the Shares until the end of the applicable stand-off period. No Shareholder shall be subject to the Market Stand-Off unless the officers and directors of the Corporation are also subject to similar restrictions. Any new, substituted or additional securities which are by reason of any recapitalization or reorganization distributed with respect to the Shares shall be immediately subject to the Market Stand-Off, to the same extent the Shares are at such time covered by such provisions.

11.2 Duration of Market Stand-Off. A Market Stand-Off shall be in effect for such period of time from and after the effective date of the final prospectus for the offering as

may be requested by the Corporation or such underwriters. In no event, however, shall such period exceed one hundred eighty (180) days, and the Market Stand-Off shall in all events terminate two (2) years after the effective date of the Corporation's initial public offering.

ARTICLE 12. Certain Other Restrictions and Rights Regarding Shares.

12.1. Severance Agreements. The Corporation is party to a severance agreement with William Turner dated April 18, 2008, as amended, and is party to a severance agreement with Fletcher Wiley dated April 15, 2008, as amended. These agreements (the "*Severance Agreements*") provide, *inter alia*, for the optional purchase by the Corporation during calendar year 2010 of Shares owned by such Shareholders, and for the obligatory purchase by the Corporation and sale by the Shareholders during calendar year 2011 of Shares owned by such Shareholders. In the case of any conflict or inconsistency between the provisions of this Agreement and the provisions of the Severance Agreements, the provisions of the Severance Agreements shall control.

12.2. Equity Compensation Plan. The Corporation has adopted the PRWT Services, Inc. 2008 Equity Compensation Plan (the "*Plan*"). Grantees and optionees will be required to execute Share purchase agreements or similar documents (the "*Plan Agreements*") which set forth provisions relating to their Shares. In the case of any conflict or inconsistency between the provisions of this Agreement and the provisions of the Plan or the Plan Agreements, the provisions of the Plan and such Plan Agreements shall control.

ARTICLE 13. Legend on Share Certificate. Each certificate representing Shares shall bear a legend in substantially the following form for so long as the Shares represented thereby are subject to this Agreement:

> "The shares represented by this certificate are subject to an Agreement between the Corporation and its shareholders, dated as of December 10, 2008. Transfer of such shares is restricted by the Agreement, and the Corporation is not required to recognize any transfer of the shares in contravention of the Agreement. The Agreement may be inspected at the principal office of the Corporation."

ARTICLE 14. Negative Covenants of Corporation. Until the Corporation shall have paid in full and discharged all obligations to purchase Shares arising hereunder, or set aside and reserved a sum sufficient for the payment thereof, the Corporation shall not:

(i) adjust the Corporation's capital to reduce the amounts legally available for the purchase of the Corporation's Shares; or

(ii) liquidate, dissolve or wind up its affairs or dispose of all or substantially all of the assets of the Corporation other than in the ordinary course of its business.

ARTICLE 15. Suspension of Obligations of Corporation. The obligations of the Corporation to purchase Shares under this Agreement shall be suspended for so long as and to the extent that any such purchase would violate any provision of any law, rule or regulation applicable to the Corporation, or of any agreement, instrument or document to which the Corporation is a party or by which a material portion of its property or assets are bound or encumbered, including any loan or financing agreement; provided however, that the Corporation shall in good faith seek a waiver of any such provision if such waiver may be obtained without any cost or adverse effect upon the Corporation. During the period of any such suspension, the Shares which the Corporation would otherwise be obligated to purchase under this Agreement except for the provisions of this paragraph (the "*Affected Shares*") shall continue to be registered in the name of the Shareholder in whose name the Shares were registered immediately prior to the date on which the Corporation's obligations are suspended pursuant to this paragraph, the Shareholder shall be entitled to all beneficial rights of ownership in such Shares, and all of the Affected Shares shall continue to be subject to the provisions of this Agreement.

ARTICLE 16. Status of Shares Purchased by the Corporation. Unless the Board of Directors of the Corporation shall otherwise determine by appropriate action, (i) Shares purchased by the Corporation pursuant to this Agreement shall be treasury shares and shall not be cancelled, and (ii) the number of Shares the Corporation is authorized to issue shall not be reduced. A Shareholder who has sold his Shares to the Corporation pursuant to this Agreement shall not be entitled to notices required to be sent to Shareholders hereunder, and shall not be entitled to vote such Shares, and no Shares sold to the Corporation hereunder shall be deemed to be outstanding for purposes of determining whether any action of the Corporation hereunder has received requisite Shareholder approval, notwithstanding that any payment of the purchase price for such Shares remains unpaid or in default.

ARTICLE 17. Further Assurances. The Corporation and each of the Shareholders, including any person who becomes a Shareholder by virtue of being a Transferee, shall execute such instruments and take such other action as may reasonably be necessary to carry out the intent and purposes of this Agreement; *provided however*, that this provision shall not be construed to require any Shareholder to borrow money to purchase Shares or to incur any other expense which is not reasonably inferable from the express provisions of this Agreement.

ARTICLE 18. Remedies. The rights and obligations set forth in this Agreement are unique, and the breach thereof cannot adequately be remedied by an action for damages. In addition to any other right or remedy they may have at law or in equity for breach of this Agreement, the Corporation and the Shareholders shall have the right to injunctive and other equitable relief, and may specifically enforce this Agreement.

ARTICLE 19. Amendment. This Agreement may be amended by a writing signed by the Corporation and each of the Shareholders other than a Defaulting Shareholder, but no amendment shall affect or limit the obligation of the Corporation or any Shareholder to accept and pay for all Shares which it or they shall have previously become obligated to purchase from a Shareholder.

ARTICLE 20. Termination of the Agreement.

20.1 Termination Events. This Agreement may be terminated at any time as follows:

(i) By a writing signed by the Corporation and Shareholders having the right to vote at least eighty-five percent (85%) of all outstanding Voting Shares;

(ii) Automatically, upon the merger or consolidation of the Corporation with or into another corporation which is the surviving corporation, if such merger or consolidation requires the affirmative vote of the holders of a majority of the Shares and if, immediately after such merger or consolidation, the Shareholders of the Corporation as constituted immediately before such merger or consolidation own in the aggregate less than a majority of the outstanding voting securities of the surviving corporation; or

(iii) Automatically, if the Corporation shall make a public offering of the Shares or of such number of shares of its capital stock (or securities convertible into such shares) which, immediately upon the sale thereof, will entitle the holders thereof to vote at least fifty percent (50%) of the common stock of the Corporation pursuant to a registration statement filed under the Securities Act of 1933.

20.2 Effect of Termination. Termination of this Agreement shall not affect or limit the obligation of the Corporation or of Shareholders to accept and pay for all Shares which it or they shall have previously agreed or become obligated to purchase hereunder, and any such obligation of the Corporation shall become an obligation of any successor to the Corporation.

ARTICLE 21. Integration. This Agreement sets forth the full agreement of the parties, and supersedes all prior agreements and understandings between them relating to the subject matter hereof.

ARTICLE 22. Severability of Provisions. The provisions of this Agreement are severable and, in the event that one or more of such provisions shall be illegal, invalid or unenforceable, this Agreement shall be reformed, and the other provisions hereof shall remain otherwise valid and enforceable so as to give the fullest possible effect to the general purposes and intent of this Agreement.

ARTICLE 23. **Notices**. Whenever any notice is required by law or by this Agreement or is otherwise appropriate in the circumstances, it shall be considered properly given if it is mailed by first class mail, postage prepaid, and addressed as follows:

(i) If to the Corporation: to the General Counsel of the Corporation at the principal office of the Corporation.

(ii) If to a Shareholder: to his address as shown on the Shareholder records of the Corporation or to such other address as the Shareholder or his personal representative shall have specified in writing to the Corporation.

ARTICLE 24. **Gender, Pronouns.** All pronouns and variances thereof, or references to gender contained herein shall be deemed to refer to the masculine, feminine, singular and plural, as the context may require.

ARTICLE 25. **Assignability**. This Agreement is personal to the Corporation and the Shareholders, and the rights and obligations set forth herein are not assignable. This Agreement is binding on the parties hereto, and their respective successors and heirs.

ARTICLE 26. **Governing Law**. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

ARTICLE 27. **Counterparts.** This Agreement may be executed in one or more counterparts, all of which when taken together shall constitute one and the same Agreement.

[EXECUTION PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have duly executed this Shareholders' Agreement as of the day and year first written above.

ATTEST:	**PRWT SERVICES, INC**
	By: ______________________
______________________	**Harold T. Epps, President**
______________________	______________________
Witness	**Willie F. Johnson**
______________________	______________________
Witness	**William Turner**
______________________	______________________
Witness	**Fletcher H. Wiley**

IN WITNESS WHEREOF, the parties have duly executed this Shareholders' Agreement as of the day and year first written above.

ATTEST:

PRWT SERVICES, INC

____

By:______________________
Harold T. Epps, President

____
Witness

____
Willie F. Johnson

____
Witness

____
William Turner

Jake Sullivan
Witness

Fletcher H. Wiley
Fletcher H. Wiley

SCHEDULE A

Shareholder	**Shares***
Willie F. Johnson	22,537 Voting Shares
William Turner	2,209 Voting Shares
Fletcher H. Wiley	4,419 Voting Shares

* Shareholdings prior to the December 2008 stock dividends, partial stock redemptions, and partial stock surrenders